INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2018

Results driven by strong sequential revenue growth of 11%, modest impact of Technicolor transaction

WILMINGTON, DE. - November 1, 2018 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the third quarter ended September 30, 2018.
Effective January 1, 2018, the company adopted a new revenue recognition standard ("ASC 606"), which impacted the company’s recognition of revenue from certain of its fixed-fee and per-unit license agreements. The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for third quarter 2017 has not been restated in the current financial statements. In the interest of comparability during the transition year to ASC 606, the company has provided revenue, net income and earnings per share information in accordance with both ASC 606 and revenue recognition rules in effect prior to the adoption of ASC 606 (“ASC 605”).
Third Quarter 2018 Financial Highlights

•
Third quarter 2018 recurring revenue was $75.0 million, a 11% sequential increase compared to second quarter 2018. Under ASC 605, recurring revenue for third quarter 2018 would have been $91.2 million, compared to $88.5 million in third quarter 2017, primarily driven by new fixed-fee agreements signed during 2018.

•	Third quarter 2018 operating expenses increased by $5.7 million to $62.2 million, compared to $56.5 million in third quarter 2017. Operating expenses were not affected by the adoption of ASC 606.

•
In third quarter 2018, the company recognized a tax benefit of $21.1 million, which included discrete net benefits of $14.7 million. Not including the discrete net benefits, the effective tax rate benefit would have been 18.3%, based on the statutory federal tax rate net of discrete federal and state taxes. The effective tax rate for third quarter 2018 was favorably impacted by provisions contained within the Tax Cuts and Jobs Act of 2017 (the "Tax Reform Act"). This is compared to an effective tax rate of 34.4% based on the statutory federal tax rate net of discrete federal and state taxes during third quarter 2017.

•
Third quarter 2018 net income[1] was $21.4 million, or $0.60 per diluted share. Under ASC 605, net income for third quarter 2018 would have been $35.0 million, or $0.98 per diluted share, compared to $35.5 million, or $1.00 per diluted share, in third quarter 2017.

•
In third quarter 2018, the company recorded $170.4 million of cash provided by operating activities, compared to $104.7 million in third quarter 2017. The company generated $160.7 million of free cash flow[2] in third quarter 2018, compared to $94.9 million in third quarter 2017. These increases were primarily driven by collections under fixed-fee agreements, as well as a timing difference related to the third quarter 2018 collection of a $61.2 million tax refund from a foreign government that we expect to remit to the U.S. government in fourth quarter 2018. Ending cash and short-term investments totaled $1.1 billion.

“This was another excellent quarter, highlighted by sequential revenue growth and a modest expense impact from our acquisition of Technicolor’s patent licensing business. That modest expense impact, when weighed against what we see as the significant potential benefit, reaffirms our view that the Technicolor transaction was a fantastic move for the company, one that makes us instantly more valuable to our customers and that opens new, exciting markets,” said William J. Merritt, President and CEO.
Additional Highlights

•
Third quarter 2018 operating expenses included $5.4 million of one-time transaction-related costs related to the company's Technicolor acquisition. Third quarter 2018 operating expenses also included two months of operating expenses for the acquired Technicolor business totaling approximately $6.1 million of recurring expenses, of which approximately $2.7 million related to patent amortization expense.

•	The current period tax benefit was driven by:

◦	a discrete net benefit of $14.7 million, primarily related to an anticipated refund the company expects to receive as a result of a new opportunity to amend tax returns for prior years;

◦	the decrease in the U.S. corporate tax rate and the imposition of a 13.125% tax rate on income that qualifies as Foreign Derived Intangible Income ("FDII") under the Tax Reform Act; and

◦	timing differences between the recognition of book and tax revenue that magnify the FDII impact in the current period.

•
The company expects to report a negative effective tax rate for the full year, but expects its long-term tax rate will be in the range of approximately 14% to 15%. The effective tax rate reported in any given year will continue to be influenced by a variety of factors, including timing differences between the recognition of book and tax revenue, the level of pre-tax income or loss, the foreign vs. domestic classification of the company’s customers, and any discrete items that may occur. The company further notes that its tax positions could be altered by pending IRS regulations that could clarify certain provisions of the Tax Reform Act.

•
Third quarter 2018 other expense included an aggregate $8.4 million loss related to the sale of one of our strategic long-term investments and the impairment of a separate strategic long-term investment during the period.

•	From July 1, 2018 through October 31, 2018, the company repurchased 1.0 million shares of common stock under its stock repurchase program for a total cost of $74.6 million.

Conference Call Information
InterDigital will host a conference call on Thursday, November 1, 2018 at 10:00 a.m. Eastern Time to discuss its third quarter 2018 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (877) 260-1479 within the United States and Canada or +1 (334) 323-0522 from outside the United States and Canada. Please call by 9:50 a.m. ET on November 1st and give the operator conference ID number 3377119.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET November 1 through 1:00 p.m. ET November 6. To access the recorded replay, call (888) 203-1112 or +1 (719) 457-0820 and use the replay code 3377119.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, (i) our current expectations with respect to our effective tax rate for 2018 and our long-term tax rate; and (ii) our belief that the acquisition of the Technicolor patent licensing business provides the company with significant potential benefit. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," "see," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on the company of, the Tax Reform Act, as well as further guidance that may be issued regarding the Tax Reform Act; (ix) difficulties or delays in integrating the Technicolor patent licensing business; (x) failure to accurately forecast the long-term value and costs of the Technicolor business or of certain assets acquired in the transaction; (xi) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xii) changes or inaccuracies in market projections; and (xiii) changes in the company's business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended September 30,
	2018			2017
	As Reported ASC 606	Adjustment	ASC 605*	As Reported (ASC 605)
REVENUES:
Variable patent royalty revenue	$13,645	$(5,242)	$8,403	$10,081
Fixed-fee royalty revenue	60,272	20,309	80,581	73,653
Current patent royalties	73,917	15,067	88,984	83,734
Non-current patent royalties	128	—	128	8,832
Total patent royalties	74,045	15,067	89,112	92,566
Current technology solutions revenue	1,034	1,197	2,231	4,759
	$75,079	$16,264	$91,343	$97,325
OPERATING EXPENSES:
Patent administration and licensing	32,077	—	32,077	26,517
Development	17,276	—	17,276	17,293
Selling, general and administrative	12,806	—	12,806	12,640
	62,159	—	62,159	56,450
Income from operations	12,920	16,264	29,184	40,875
OTHER EXPENSE (NET)	(13,953)	3,993	(9,960)	(2,187)
Income (loss) before income taxes	(1,033)	20,257	19,224	38,688
INCOME TAX BENEFIT (EXPENSE)	21,143	(6,676)	14,467	(3,963)
NET INCOME	$20,110	$13,581	$33,691	$34,725
Net loss attributable to noncontrolling interest	(1,297)	—	(1,297)	(811)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$21,407	$13,581	$34,988	$35,536
NET INCOME PER COMMON SHARE — BASIC	$0.62	$0.39	$1.01	$1.02
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,651	—	34,651	34,709
NET INCOME PER COMMON SHARE — DILUTED	$0.60	$0.38	$0.98	$1.00
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,607	—	35,607	35,388
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$—	$0.35	$0.35

	For the Nine Months Ended September 30,
	2018			2017
	As Reported ASC 606	Adjustment	ASC 605*	As Reported (ASC 605)
REVENUES:
Variable patent royalty revenue	$26,322	$(466)	$25,856	$37,338
Fixed-fee royalty revenue	178,207	60,081	238,288	220,083
Current patent royalties	204,529	59,615	264,144	257,421
Non-current patent royalties	25,489	(10,000)	15,489	56,692
Total patent royalties	230,018	49,615	279,633	314,113
Current technology solutions revenue	2,060	5,232	7,292	13,521
	$232,078	$54,847	$286,925	$327,634
OPERATING EXPENSES:
Patent administration and licensing	85,480	—	85,480	76,629
Development	49,279	—	49,279	56,172
Selling, general and administrative	38,569	—	38,569	39,042
	173,328	—	173,328	171,843
Income from operations	58,750	54,847	113,597	155,791
OTHER EXPENSE (NET)	(25,136)	13,004	(12,132)	(7,331)
Income before income taxes	33,614	67,851	101,465	148,460
INCOME TAX BENEFIT (EXPENSE)	25,001	(15,607)	9,394	(29,413)
NET INCOME	$58,615	$52,244	$110,859	$119,047
Net loss attributable to noncontrolling interest	(3,423)	—	(3,423)	(2,744)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$62,038	$52,244	$114,282	$121,791
NET INCOME PER COMMON SHARE — BASIC	$1.79	$1.50	$3.29	$3.52
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,687	—	34,687	34,589
NET INCOME PER COMMON SHARE — DILUTED	$1.74	$1.47	$3.21	$3.40
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,614	—	35,614	35,865
CASH DIVIDENDS DECLARED PER COMMON SHARE	$1.05	$—	$1.05	$0.95

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

*In the interest of comparability during the transition year to ASC 606, the company has provided its Summary Consolidated Statements of Income for the three and nine months ended September 30, 2018 in accordance with both ASC 606 and previous accounting literature, ASC 605. The tables above also show the adjustments made to reconcile the ASC 605 presentation to ASC 606. The company believes this additional information is vital during the transition year to allow readers of its financial statements to compare financial results from the preceding financial year given the absence of restatement of the prior period. The ASC 605 information should be considered in addition to, not as a substitute for, nor superior to or in isolation from, the financial information prepared in accordance with ASC 606.

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Income before income taxes	$(1,033)	$38,688	$33,614	$148,460
Taxes paid	(13,660)	(15,063)	(24,459)	(29,173)
Non-cash expenses	31,963	21,772	70,759	66,463
Change in deferred revenue	36,989	58,016	9,822	90,056
Increase (decrease) in operating working capital, deferred charges and other	116,126	1,336	86,881	(177,465)
Capital spending and capitalized patent costs	(9,678)	(9,872)	(25,727)	(27,248)
FREE CASH FLOW	160,707	94,877	150,890	71,093

Long-term investments	(436)	(2,500)	(6,686)	(3,201)
Dividends paid	(12,153)	(10,413)	(36,472)	(31,107)
Acquisition of business, net of cash acquired	(142,985)	—	(142,985)	—
Acquisition of patents	—	—	(2,250)	—
Taxes withheld upon vesting of restricted stock units	(91)	(46)	(8,479)	(22,236)
Share repurchases	(34,336)	—	(43,508)	—
Net proceeds from exercise of stock options	2,432	—	6,362	82
Unrealized gain (loss) on short-term investments	593	(93)	(575)	(180)
NET (DECREASE) INCREASE IN CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$(26,269)	$81,825	$(83,703)	$14,451

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	SEPTEMBER 30, 2018	DECEMBER 31, 2017
ASSETS
Cash & short-term investments	$1,058,350	$1,157,995
Accounts receivable (net)	29,769	216,293
Other current assets	102,793	21,506
Property & equipment and patents (net)	473,243	336,081
Other long-term assets (net)	123,933	122,545
TOTAL ASSETS	$1,788,088	$1,854,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$159,355	$69,299
Current deferred revenue	134,197	307,142
Long-term deferred revenue	135,465	309,671
Long-term debt & other long-term liabilities	344,022	295,160
TOTAL LIABILITIES	773,039	981,272
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	1,000,591	855,267
Noncontrolling interest	14,458	17,881
TOTAL EQUITY	1,015,049	873,148
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,788,088	$1,854,420

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$170,385	$104,749	$176,617	$98,341
Purchases of property, equipment, & technology licenses	(340)	(117)	(1,882)	(942)
Capitalized patent costs	(9,338)	(9,755)	(23,845)	(26,306)
Free cash flow	$160,707	$94,877	$150,890	$71,093

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814